Exhibit 99.3

ImClone Systems Incorporated
180 Varick Street New York, NY 10014 Tel: (212) 645-1405 Fax: (212) 645-2054 www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

CLINICAL DATA SUGGEST ERBITUX® RECRUITS THE BODY’S IMMUNE SYSTEM TO
HELP FIGHT CANCER AND MAY BE ADMINISTERED BIWEEKLY

Data Presented at American Society of Clinical Oncology 42nd Annual Meeting

Atlanta, GA—June 4, 2006—ImClone Systems Incorporated (NASDAQ: IMCL) today announced data from two clinical trials of ERBITUX® (Cetuximab), the first of which examined ERBITUX activation of antibody-dependent cell-mediated cytotoxicity (ADCC), and the second of which explored ERBITUX administration on an every two week schedule. Combined, these features serve to distinguish ERBITUX from competing EGFR-targeted therapies. The studies were presented at the American Society of Clinical Oncology (ASCO) 42nd Annual Meeting in Atlanta, GA.

Abstract 3028

Wu Zhang, M.D., of the University of Southern California Norris Comprehensive Cancer Center in Los Angeles, presented findings in a poster discussion session from a clinical study conducted at the USC Norris Comprehensive Cancer Center that suggest ERBITUX plays a role in recruitment of the body’s immune systems to attack and kill cancer cells, a function known as ADCC.

Recent studies have shown that ADCC, mediated through certain receptors on the surface of many of the body’s immune system cells such as white blood cells and natural killer cells, can be activated by the use of IgG1 monoclonal antibodies. This activity provides an important additional anti-tumor effect which can contribute to the overall efficacy of IgG1 antibodies as compared to other IgG subclasses.(1)

Because it is an IgG1 antibody, ERBITUX has two regions with the ability to bind to two different kinds of cell surface receptors. One region, known as the fragment binding antigen or Fab region, is designed to inhibit the function of a molecular structure called the epidermal growth factor receptor (EGFR), which is found on normal cells and tumor cells. The other region, known as the fragment crystallizable or Fc region, has demonstrated, in vitro, the ability to bind to immune cells that can play a role in killing tumor cells.

Based on evidence from a clinical study of the chimeric IgG1 antibody rituximab,(2) an antibody in the same subclass as ERBITUX, investigators from the USC Norris Comprehensive Cancer Center sought to determine whether response to the use of ERBITUX as a single agent could be predicted based on the type and presence of certain receptors known to regulate ADCC. Thirty-nine patients with EGFR-expressing metastatic colorectal cancer who failed treatment with at least two prior chemotherapies were enrolled in the study. A blood sample was collected from each patient at the beginning of treatment and genomic DNA was extracted from white blood cells contained in the sample.

Two receptors found to predict ADCC activation and improved outcome to rituximab,(2,3) known as FcyRIIIa 158V/F and FcyRIIa 131 H/R, were also found to be potential molecular markers for ADCC activation and improved clinical outcome of patients treated with single agent ERBITUX. The study found that patients whose white blood cells expressed these receptors had a median survival of 10.7 months versus 2.3 months for those without (p=0.093). In addition, 86% of patients (19/22) with the receptors saw their tumors shrink or remain stable while only 18% of patients (2/11) without this receptor had similar responses (p<0.001). Progression free survival for those with the receptors was 3.7 months versus 1.1 months for those without (p=0.004). Investigators concluded that these data demonstrated for the first time that ADCC contributes to overall therapeutic effect of ERBITUX.

“A growing body of evidence exists supporting the relationship between IgG1 antibodies directed at cancer cells and the activation of the body’s immune system against those cells,” stated Dr. Heinz-Josef Lenz, M.D., senior author of the study and Professor of Medicine in the Keck School of Medicine, Scientific Director, Cancer Genetics Unit and Associate Director, Gastrointestinal Oncology Program at the USC Norris Comprehensive Cancer Center. “It will be important to conduct further studies to strengthen this correlation for ERBITUX and to test it across a variety of tumor types where ERBITUX is used.”

Abstract 3085

Because ERBITUX has a long terminal half-life and is frequently given in combination with biweekly chemotherapy, investigators sought to compare the safety, pharmacokinetics (how a drug is absorbed, distributed, metabolized and eliminated by the body) and pharmacodynamics (effects of drugs on tissue and organs in the body) of a biweekly ERBITUX infusion schedule with the currently approved weekly schedule in a Phase I study.

In a poster session, Josep Tabernero, M.D., of the Vall d’Hebron University Hospital in Barcelona, Spain and Principal Investigator of the study, presented findings from nine patients who were given weekly ERBITUX at its labeled dose and 20 patients who were given biweekly ERBITUX, 10 each at a 400 mg/m2 dose and a 500 mg/m2 dose. Pharmacokinetic data between the weekly and biweekly regimens were predictable (Cmin, AUC) and comparable (t1/2, CLss) and preliminary skin pharmacodynamic studies showed no major difference in the EGFR-signaling inhibition between regimens.

Investigators concluded that preliminary study data showed no major difference in pharmacokinetic and pharmacodynamic profiles with the weekly and biweekly schedules. Examination of higher dose levels at the biweekly schedule is ongoing.

References:

1. Iannello, A. and Ahmad, A. Role of antibody-dependent cell-mediated cytotoxicity in the efficacy of therapeutic anti-cancer monoclonal antibodies. Cancer Metastasis Rev 2005; 24: 487-499,

2. Wu, J., Edberg, J. C., Redecha, P. B., Bansal, V., Guyre, P. M., Coleman, K., Salmon, J. E., and Kimberly, R. P. A novel polymorphism of FcgammaRIIIa (CD16) alters receptor function and predisposes to autoimmune disease. J Clin Invest 1997; 100: 1059-1070,

3. Jiang, X. M., Arepally, G., Poncz, M., and McKenzie, S. E. Rapid detection of the Fc gamma RIIA-H/R 131 ligand-binding polymorphism using an allele-specific restriction enzyme digestion (ASRED). J Immunol Methods 1996; 199: 55-59,

About ERBITUX® (Cetuximab)

ERBITUX is an IgG1 monoclonal antibody (IgG1 MAb) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). EGFR is part of a signaling pathway that is linked to the growth, development, and survival of many human cancer cells.  In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation, resulting in multiple EGFR mediated anti-tumor effects. Additionally, as an IgG1 MAb, ERBITUX has shown in vitro to mediate the recruitment of the body’s immune system defenses to attack cancer cells (antibody-dependent cell-mediated cytotoxicity) in certain human tumor types. While the specific mechanism of ERBITUX’ anti-tumor effect(s) in vivo is unknown, the combination of these processes may contribute to the overall therapeutic effect of ERBITUX.

ERBITUX (Cetuximab), in combination with radiation therapy, is indicated for the treatment of locally or regionally advanced squamous cell carcinoma of the head and neck. ERBITUX as a single agent is indicated for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck for whom prior platinum-based therapy has failed.

ERBITUX is indicated for the treatment of EGFR-expressing, metastatic colorectal carcinoma in combination with irinotecan for patients who are refractory to irinotecan-based chemotherapy, and as a single agent for patients who are intolerant to irinotecan-based therapy. The effectiveness of ERBITUX in EGFR-expressing mCRC cancer is based on objective response rates. Currently, no data are available in mCRC that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX.

For full prescribing information, including boxed WARNINGS regarding infusion reactions and cardiopulmonary arrest, visit http://www.ERBITUX.com.

Important Safety Information

Grade 3/4 infusion reactions, rarely with fatal outcome (<1 in 1000), occurred in approximately 3% (46/1485) of patients receiving ERBITUX (Cetuximab) therapy, characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, hypotension, and/or cardiac arrest. Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy.

Most reactions (90%) were associated with the first infusion of ERBITUX despite the use of prophylactic antihistamines. Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions. A 1-hour observation period is recommended following the ERBITUX infusion. Longer observation periods may be required in patients who experience infusion reactions.

Cardiopulmonary arrest and/or sudden death occurred in 2% (4/208) of patients with squamous cell carcinoma of the head and neck treated with radiation therapy and ERBITUX as compared to none of 212 patients treated with radiation therapy alone. ERBITUX in combination with radiation therapy should be used with caution in patients with known coronary artery disease, congestive heart failure and arrhythmias.

Close monitoring of serum electrolytes, including serum magnesium, potassium, and calcium during and after ERBITUX therapy is recommended.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of 774 patients with advanced colorectal cancer (mCRC) receiving ERBITUX. There was one case of ILD reported in 796 patients with head and neck cancer receiving ERBITUX in clinical studies.

In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, and inflammatory and infectious sequelae (eg, blepharitis, cheilitis, cellulitis, cyst) were reported. In 208 patients receiving ERBITUX + RT, acneform rash was reported in 87% (17% severe) as compared to 10% in 212 patients treated with radiation therapy alone (1% severe). In patients receiving ERBITUX alone, 76% (N=103) experienced acneform rash (1% severe). Severe (Grade 3/4) acneform rash was reported in 11% of 774 patients with metastatic colorectal cancer treated with ERBITUX. Sun exposure may exacerbate these effects. A related nail disorder, occurring in 12% (0.4% Grade 3) of patients, was characterized as a paronychial inflammation.

The safety of ERBITUX in combination with radiation therapy and cisplatin has not been established. Death and serious cardiotoxicity were observed in a single-am trial with ERBITUX, delayed, accelerated (concomitant boost) fractionation radiation therapy, and cisplatin (100 mg/m2) conducted in patients with locally advanced squamous cell carcinoma of the head and neck. Two of 21 patients died, one as a result of pneumonia and one of an unknown cause. Four patients discontinued treatment due to adverse events. Two of these discontinuations were due to cardiac events (myocardial infarction in one patient and arrhythmia, diminished cardiac output, and hypotension in the other patient).

The incidence of hypomagnesemia (both overall and severe [NCI CTC Grades 3 & 4]) was increased in patients receiving ERBITUX alone or in combination with chemotherapy as compared to those receiving best supportive care or chemotherapy alone based on ongoing, controlled clinical trials in 244 patients. Approximately one-half of these patients receiving ERBITUX experienced hypomagnesemia and 10-15% experienced severe hypomagnesemia. Electrolyte repletion was necessary in some patients and in severe cases, intravenous replacement was required. Patients receiving ERBITUX therapy should be periodically monitored for hypomagnesemia, and accompanying hypocalcemia and hypokalemia during, and up to 8 weeks following the completion of, ERBITUX therapy.

The most serious adverse reactions associated with ERBITUX in combination with radiation therapy in 208 patients with head and neck cancer were infusion reaction (3%), cardiopulmonary arrest (2%), dermatologic toxicity (2.5%), mucositis (6%), radiation dermatitis (3%), confusion (2%), and diarrhea (2%).

The most serious adverse reactions associated with ERBITUX in mCRC clinical trials (N=774) were infusion reaction (3%), dermatologic toxicity (1%), interstitial lung disease (0.4%), fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX with irinotecan, 2% in patients receiving ERBITUX as a single agent) and diarrhea (6% in patients receiving ERBITUX with irinotecan, 0.2% in patients receiving ERBITUX as a single agent).

The overall incidence of late radiation toxicities (any grade) was higher with ERBITUX in combination with radiation therapy compared with radiation therapy alone. The following sites were affected: salivary glands (65%/56%), larynx (52%/36%), subcutaneous tissue (49%/45%), mucous membranes (48%/39%), esophagus (44%/35%), skin (42%/33%), brain (11%/9%), lung (11%/8%), spinal cord (4%/3%), and bone (4%/5%) in the ERBITUX and radiation versus radiation alone arms, respectively.

The incidence of Grade 3 or 4 late radiation toxicities were generally similar between the radiation therapy alone and the ERBITUX plus radiation therapy arms.

The most common adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX in combination with radiation therapy (n=208) versus radiation alone (n=212) were mucositis-stomatitis (93%/94%), acneform rash (87%/10%), radiation dermatitis (86%/90%), weight loss (84%/72%), xerostomia (72%/71%), dysphagia (65%/63%), asthenia (56%/49%), nausea (49%/37%), constipation (35%/30%) and vomiting (29%/23%). The most common adverse events seen in patients receiving ERBITUX as a single agent (N=103) were acneform rash (76%), asthenia (45%), pain (28%), fever (27%) and weight loss (27%).

The most common adverse events seen in patients receiving ERBITUX with irinotecan (n=354) or ERBITUX as a single agent (n=420) were acneform rash (88%/90%), asthenia/malaise (73%/48%), diarrhea (72%/25%), nausea (55%/29%), abdominal pain (45%/26%), vomiting (41%/25%), fever (34%/27%), constipation (30%/26%), and headache (14%/26%).

About Colorectal Cancer

In the U.S., approximately 149,000 people will be diagnosed with cancer of the colon or rectum this year. Half of these patients have metastatic disease, or cancer that has spread to other organs, at the time of diagnosis. EGFR is expressed in up to 77.7 % of colorectal cancer tumors. Colorectal cancer is the third most common cancer in both men and women.(i)

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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(i)                American Cancer Society: Cancer Facts and Figures 2006. http://www.cancer.org/downloads/STT/CAFF2006PWSecured.pdf. Accessed 5/16/06.